Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario M5J 2G2

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 our report dated October 3, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and Schedule II included in the Annual Report of Generex Biotechnology Corporation on Form 10-K for the year ended July 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Danziger Hochman Partners LLP

Danziger Hochman Partners LLP
Toronto, Ontario
July 24, 2008